EXHIBIT 10(r)

RENEWAL OF DAVID H. ROCHE EMPLOYMENT AGREEMENT
RENEWAL AGREEMENT

          THIS AGREEMENT, an Addendum to that certain Employment Agreement between the parties dated March 1, 2001, is made and entered into this 28th day of August, 2008 to be effective September 1, 2008, by and between Minn-Dak Farmers Cooperative, a North Dakota Cooperative Association, with its principal office located at 7525 Red River Road, Wahpeton, North Dakota 58075, hereinafter referred to as “Minn-Dak”, and David H. Roche of 702 East Lakeside Drive, Fergus Falls, Minnesota 56537, hereinafter referred to as “Roche”.

          WHEREAS, the parties entered into an Employment Agreement dated March 1, 2001 with a term of 18 months, which expired on August 31, 2002; a Renewal Agreement dated August 27, 2002 with a term of 12 months, which expired August 31, 2003; a Renewal Agreement dated August 26, 2003 with a term of 12 months, which expired August 31, 2004; a Renewal Agreement dated August 24, 2004 with a term of 12 months, which expired August 31, 2005; a Renewal Agreement dated August 23, 2005 with a term of 12 months, which expires August 31, 2006; a Renewal Agreement dated August 17, 2006 with a term of 12 months, which expires August 31, 2007; and a Renewal Agreement dated August 28, 2007 with a term of 12 months, which expires August 31, 2008.

          WHEREAS, the parties wish to renew said Employment Agreement effective September 1, 2008 for a 12 month period with modification of salary and a revision of Section Four C.

          NOW THEREFORE Minn-Dak does hereby employ and Roche does hereby accept such renewal of employment under the following terms and conditions:

1.	The term of this Renewal Agreement shall be from September 1, 2008 through August 31, 2009.

2.	Section Four A. of the Employment Agreement shall be amended to read as follows:

Roche shall receive compensation during the term of this agreement as follows:

A.	During the 12 month term of this Renewal Agreement, a base salary of $343,700.00/year payable bi-weekly pursuant to Minn-Dak’s current payroll program.

3.	Section Four C. of the Employment Agreement shall be amended as follows:

Annually, a profit sharing bonus shall be paid based on the following schedule:

Return/acre to Growers	Profit Sharing Amount to CEO

$825 - $900	$15,000
$901 - $975	$25,000
$976 - $1,050	$35,000
$1,051 - $1,125	$45,000
$1,126 - $1,200	$55,000
$1,201 and over	$65,000

with a review of the scale conducted very two years.

Return per acre shall be the amount received by the shareholder/growers as a grower payment for sugarbeets and shall not include patronage, retains, or trucking payments.

4.	All remaining relevant provisions contained in the Employment Agreement dated March 1, 2001 and as amended August 17, 2006, shall remain in full force and effect during this renewal term.

MINN-DAK FARMERS COOPERATIVE	ROCHE

BY	/s/ Douglas Etten	/s/ David H. Roche

	Douglas Etten	David H. Roche
Chairman of the Board of Directors

DATE: August 26, 2008		DATE: August 26, 2008

STATE OF NORTH DAKOTA)
)SS
COUNTY OF RICHLAND )

          The foregoing instrument was acknowledged before me this 26th day of August, 2008 by Douglas Etten, Chairman of the Board of Directors of Minn-Dak Farmers Cooperative, on behalf of said cooperative, and David H. Roche.

/s/ Simone M. Sandberg

Notary Public